CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Trust IV, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust IV Announces its Fourth Quarter Acquisitions Activity and Robust 2013 Portfolio Pipeline

New York, New York, January 2, 2013 ˗ American Realty Capital Trust IV, Inc. (“ARCT IV” or the “Company”) announced today that it closed the acquisition of 48 properties located in 13 states with 351,194 total rentable square feet at a contract purchase price of $75.6 million, exclusive of closing costs, in the fourth quarter of 2012. These acquisitions were indicative of the Company’s strong execution of its investment strategy early in its operations.

ARCT IV also announced that it maintains a robust acquisition pipeline of approximately $159 million worth of acquisitions, substantially slated to close in the first quarter of 2013.

Michael Weil, ARCT IV’s President and Chief Operating Officer commented, “ARCT IV continues to add investment grade and other credit tenants to its portfolio at impressive cap rates, early in its operational stage.” Mr. Weil continued, “We have successfully closed out 2012 and are eager to continue to maximize our portfolio’s potential with a well-rounded pipeline for 2013.”

Important Notice

ARCT IV is a publicly registered, non-traded real estate investment program. Additional information about ARCT IV can be found on its website at www.arct-4.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.